Exhibit 99.1
CONTACT

Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312.780.5427	312.780.5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS SECOND QUARTER 2014 RESULTS

CHICAGO (July 31, 2014) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported second quarter 2014 financial results as follows:

•	Adjusted EBITDA was $231 million in the second quarter of 2014 compared to $212 million in the second quarter of 2013, an increase of 9.0%.

•
Adjusted for special items, net income attributable to Hyatt was $72 million, or $0.47 per share, during the second quarter of 2014 compared to net income attributable to Hyatt of $70 million, or $0.43 per share, during the second quarter of 2013.

•
Net income attributable to Hyatt was $74 million, or $0.48 per share, during the second quarter of 2014 compared to net income attributable to Hyatt of $112 million, or $0.70 per share, in the second quarter of 2013.

•	Comparable owned and leased hotels RevPAR increased 4.8% (4.0% excluding the effect of currency) in the second quarter of 2014 compared to the second quarter of 2013.

•
Comparable owned and leased hotels operating margins decreased 20 basis points in the second quarter of 2014 compared to the second quarter of 2013. Owned and leased hotels operating margins decreased 40 basis points in the second quarter of 2014 compared to the second quarter of 2013.

•	Comparable systemwide RevPAR increased 5.5% (6.1% excluding the effect of currency) in the second quarter of 2014 compared to the second quarter of 2013.

•
Comparable U.S. full service hotel RevPAR increased 5.5% in the second quarter of 2014 compared to the second quarter of 2013. Comparable U.S. select service hotel RevPAR increased 8.4% in the second quarter of 2014 compared to the second quarter of 2013.

•	Ten hotels were opened. As of June 30, 2014, the Company's executed contract base consisted of approximately 240 hotels or approximately 54,000 rooms.

•	The Company repurchased 1,563,153 shares of common stock at a weighted average price of $57.33 per share, for an aggregate purchase price of approximately $90 million.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "In the second quarter, we reported constant currency systemwide RevPAR growth of 6.1% driven by continued robust transient demand and rate growth. Comparable owned and leased hotels RevPAR increased 4.0% and comparable owned and leased hotels operating margins decreased 20 basis points partially due to a difficult comparison to a strong second quarter in 2013 as well as adverse market conditions at two hotels outside the Americas. On a year-to-date basis, we saw strong performance at owned and leased hotels with comparable RevPAR up 5.1% and comparable operating margins up 60 basis points.

"We opened 10 hotels in the quarter including iconic hotels, such as Andaz Tokyo Toranomon Hills and Park Hyatt Vienna. We opened six Hyatt Place hotels in important new locations including our first Hyatt Place hotels in China and Dubai. We are on track to open approximately 40 hotels this year, reflecting continued owner preference for our brands.

"We continue to be active asset recyclers. By year-end 2014, we expect to close on the sale of Hyatt Residential Group for $190 million. In addition, we are currently marketing for sale eight full service hotels and more than 40 select service hotels. We expect to maintain our brand presence on each hotel upon sale.

"In addition to pursuing investment opportunities, we continue to return capital to shareholders. Since the beginning of the second quarter, we have repurchased more than $100 million of Class A common shares.

"Looking ahead, we expect strong transient demand in the Americas and U.S. hotel supply growth to remain low in most markets. U.S. group pace for the coming years continues to improve giving us the confidence that we will continue seeing strong progression in overall rates and higher levels of food and beverage revenues. We remain focused on driving colleague, guest and owner preference for our brands and are well positioned for strong growth in the years ahead."

Owned and Leased Hotels Segment
Total segment Adjusted EBITDA increased 8.3% in the second quarter of 2014 compared to the same period in 2013.
Owned and leased hotels Adjusted EBITDA increased 4.8% in the second quarter of 2014 compared to the same period in 2013. See the table on page 16 of the accompanying schedules for a detailed list of portfolio changes and the year-over-year net impact to second quarter owned and leased hotels Adjusted EBITDA.
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA increased 31.6% in the second quarter of 2014 compared to the same period in 2013, primarily due to the Company's investment in the all inclusive segment.
Revenue increased 3.5% in the second quarter of 2014 compared to the same period in 2013. Owned and leased hotels expenses increased 4.1% in the second quarter of 2014 compared to the same period in 2013.
RevPAR for comparable owned and leased hotels increased 4.8% (4.0% excluding the effect of currency) in the second quarter of 2014 compared to the same period in 2013. Occupancy improved 100 basis points and ADR increased 3.5% (2.7% excluding the effect of currency) compared to the same period in 2013.
Comparable owned and leased hotels revenue increased 3.0% in the second quarter of 2014 compared to the same period in 2013. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 3.3% in the second quarter of 2014 compared to the same period in 2013. See the table on page 10 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.

Comparable owned and leased hotels operating margins decreased 20 basis points in the second quarter of 2014 compared to the second quarter of 2013. Comparable owned and leased hotels operating margins were negatively impacted by approximately 50 basis points due to adverse market conditions at two hotels outside the Americas. Comparable owned and leased hotels operating margins for hotels in the Americas increased 100 basis points in the second quarter of 2014 compared to the second quarter of 2013. Comparable owned and leased hotels operating margins in ASPAC and EAME/SW Asia decreased 400 basis points in the second quarter of 2014 compared to the second quarter of 2013.

Management and Franchise Fees
Total fee revenue increased 7.3% to $103 million in the second quarter of 2014 compared to the same period in 2013. Base management fees increased 11.6% to $48 million in the second quarter of 2014 compared to the same period in 2013, primarily due to strong RevPAR growth and newly opened hotels. Incentive management fees decreased 20.0% to $28 million in the second quarter of 2014 compared to the same period in 2013. This is primarily because no incentive management fees were earned at four managed hotels in France in the second quarter of 2014 as compared with $10 million of incentive management fees booked from these hotels in the second quarter of 2013. Franchise fees increased 41.7% to $17 million in the second quarter of 2014 compared to the same period in 2013, primarily due to new hotels and hotels recently converted from managed to franchised. Other fee revenues increased 66.7% to $10 million in the second quarter of 2014 compared to the same period in 2013, in part due to an increase in termination fees.

Americas Management and Franchising Segment
Adjusted EBITDA increased 27.4% in the second quarter of 2014 compared to the same period in 2013.
RevPAR for comparable Americas full service hotels increased 5.6% (6.3% excluding the effect of currency) in the second quarter of 2014 compared to the same period in 2013. Occupancy increased 140 basis points and ADR increased 3.7% (4.3% excluding the effect of currency) compared to the same period in 2013.
Group rooms revenue at comparable U.S. full service hotels increased 1.5% in the second quarter of 2014 compared to the same period in 2013. Group room nights increased 2.4% and group ADR decreased 0.8% in the second quarter of 2014 compared to the same period in 2013.
Transient rooms revenue at comparable U.S. full service hotels increased 7.9% in the second quarter of 2014 compared to the same period in 2013. Transient room nights increased 1.1% and transient ADR increased 6.7% in the second quarter of 2014 compared to the same period in 2013.
RevPAR for comparable Americas select service hotels increased 8.4% in the second quarter of 2014 compared to the same period in 2013. Occupancy increased 140 basis points and ADR increased 6.4% (6.5% excluding the effect of currency) compared to the same period in 2013.
Revenue from management, franchise and other fees increased 22.7% in the second quarter of 2014 compared to the same period in 2013. Revenue in the second quarter of 2014 benefited from approximately $5 million of non-recurring termination fees.
The following five hotels were added to the portfolio during the second quarter:

•	Hyatt Atlanta Perimeter at Villa Christina (franchised, 177 rooms)

•	Hyatt Place Champaign / Urbana (franchised, 145 rooms)

•	Hyatt Place Flushing / LaGuardia Airport (franchised, 168 rooms)

•	Hyatt Place Portland - Old Port (franchised, 130 rooms)

•	Hyatt Place Washington D.C. / U.S. Capitol (franchised, 200 rooms)
Two hotels were removed from the portfolio during the second quarter.

Southeast Asia, China, Australia, South Korea and Japan (ASPAC) Management and Franchising Segment
Adjusted EBITDA decreased 21.4% in the second quarter of 2014 compared to the same period in 2013.
RevPAR for comparable ASPAC hotels increased 3.6% (5.1% excluding the effect of currency) in the second quarter of 2014 compared to the same period in 2013. Occupancy increased 230 basis points and ADR increased 0.1% (1.6% excluding the effect of currency) compared to the same period in 2013.
Revenue from management, franchise and other fees decreased 9.1% in the second quarter of 2014 compared to the same period in 2013. Revenue in the second quarter of 2013 benefited from $2 million of non-recurring fees.
The following three hotels were added to the portfolio during the second quarter:

•	Andaz Tokyo Toranomon Hills, Japan (managed, 164 rooms)

•	Hyatt Regency Tianjin East, China (managed, 300 rooms)

•	Hyatt Place Shenzhen Dongmen, China (managed, 144 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
Adjusted EBITDA decreased 50.0% in the second quarter of 2014 compared to the same period in 2013.
RevPAR for comparable EAME/SW Asia hotels increased 3.8% (3.9% excluding the effect of currency) in the second quarter of 2014 compared to the same period in 2013. Occupancy increased 70 basis points and ADR increased 2.8% (2.9% excluding the effect of currency) compared to the same period in 2013.
Revenue from management and other fees decreased 32.1% in the second quarter of 2014 compared to the same period in 2013. This is primarily because no incentive management fees were earned at four managed hotels in France in the second quarter of 2014 as compared with $10 million of incentive management fees booked from these hotels in the second quarter of 2013.
The following two hotels were added to the portfolio during the second quarter:

•	Park Hyatt Vienna, Austria (managed, 143 rooms)

•	Hyatt Place Dubai / Al Rigga, United Arab Emirates (managed, 210 rooms)

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 6.7% in the second quarter of 2014 compared to the same period in 2013. Adjusted selling, general, and administrative expenses decreased 1.3% in the second quarter of 2014 compared to the same period in 2013. Refer to the table on page 9 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Ten hotels were added in the second quarter of 2014, each of which is listed above.
The Company expects that a significant number of new properties will be opened under all of the
Company's brands in the future. As of June 30, 2014 this effort was underscored by executed management or franchise contracts for approximately 240 hotels (or approximately 54,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the second quarter of 2014, the Company repurchased 1,563,153 shares of common stock at a weighted average price of $57.33 per share, for an aggregate purchase price of approximately $90 million. On May 16, 2014 the Company's Board of Directors authorized the repurchase of up to an additional $300 million of the Company's common stock. From July 1 through July 25, 2014, the Company repurchased 314,520 shares of common stock at a weighted average price of $61.49 per share, for an aggregate purchase price of approximately $19 million. As of July 25, 2014, the Company had approximately $319 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the quarter, the Company completed the following transactions:

•
An unconsolidated hospitality venture sold Hyatt Place Austin Downtown (296 rooms). The Company received approximately $28 million for its equity interest. As a result of this sale, the Company's pro rata share of unconsolidated hospitality venture debt was reduced by approximately $18 million. The Company continues to franchise the hotel.

•	Acquired Hyatt Regency Grand Cypress (815 rooms) for $191 million thereby reducing the Company's capital lease obligations. The hotel remains within the owned and leased hotels segment.

BALANCE SHEET / OTHER ITEMS
On June 30, 2014, the Company reported the following:

•	Total debt of approximately $1.3 billion.

•	Pro rata share of non-recourse unconsolidated hospitality venture debt of approximately $694 million.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $553 million and short-term investments of approximately $30 million.

•	Undrawn borrowing availability of approximately $1.4 billion under its revolving credit facility.

2014 INFORMATION
The Company is providing the following information for the 2014 fiscal year:

•	Adjusted SG&A expense is expected to be approximately $325 million.

•	Capital expenditures are expected to be approximately $300 million, including approximately $125 million for investment in new properties.

•
In addition to the capital expenditures described above, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments.

•	Depreciation and amortization expense is expected to be approximately $370 million.

•	Interest expense is expected to be approximately $75 million.

•	The Company expects to open approximately 40 hotels in 2014.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, July 31, 2014, at 10:30 a.m. CT. The Company requests that questions be submitted via email to earnings@hyatt.com by 9:00 a.m. CT. Hyatt management will read and respond to as many submitted questions as possible. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 617.614.4909, passcode #21721745, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on July 31, 2014 through August 1, 2014 at midnight by dialing 617.801.6888, passcode #82589306. Additionally, an archive of the webcast will be available on the Company’s website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	asset impairments;

•	gains on sales of real estate;

•	other loss, net;

•	net income attributable to noncontrolling interests;

•	depreciation and amortization;

•	interest expense; and

•	provision for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our Board of Directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our Board of Directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.
Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expense
Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts.

Comparable Owned and Leased Hotels Operating Margin
We define Comparable Owned and Leased Hotels Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing non-comparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income.

Comparable Hotels
Comparable systemwide hotels represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service hotels for those properties that we manage within the EAME/SW Asia management segment. Comparable operated hotels is defined the same as Comparable systemwide hotels with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. Non-comparable systemwide hotels or Non-comparable owned and leased hotels represent all hotels that do not meet the respective definition of comparable as defined above.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select service
The term select service includes the brands Hyatt Place and Hyatt House. These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, margin trends, the number of properties we expect to open in the future, our expected adjusted SG&A expense, capital expenditures, investment spending, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets, the rate and pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; our ability to successfully achieve certain levels of operating profit at hotels that have performance guarantees with our third-party owners; the impact of hotel renovations; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills and nuclear incidents; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; our ability to successfully execute our common stock repurchase program; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; unforeseen terminations of our management agreements; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; foreign exchange rate fluctuations or currency restructurings; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company's subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™ and Hyatt Ziva™ brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt Residences® and Hyatt Residence Club®. As of June 30, 2014, the Company's worldwide portfolio consisted of 563 properties in 48 countries. For more information, please visit www.hyatt.com.
# # #
Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended June 30, 2014 and 2013
4.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Six Months Ended June 30, 2014 and 2013
5.	Segment Financial Summary
6.	Hotel Chain Statistics - Comparable Locations
7.	Hotel Brand Statistics - Comparable Locations
8.	Fee Summary
9.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
10.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
11.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
12.	Capital Expenditures and Investment Spending Summary
13. - 14.	Properties and Rooms / Units by Geography
15.	Properties and Rooms / Units by Brand
16.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA - Three Months Ended June 30, 2014

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2014 and 2013
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Owned and leased hotels	$592	$572	$1,140	$1,064
Management and franchise fees	103	96	192	171
Other revenues	23	21	44	41
Other revenues from managed properties (a)	440	403	856	791
Total revenues	1,158	1,092	2,232	2,067
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	430	413	845	804
Depreciation and amortization	83	85	178	173
Other direct costs	10	8	18	15
Selling, general, and administrative	80	75	167	159
Other costs from managed properties (a)	440	403	856	791
Direct and selling, general, and administrative expenses	1,043	984	2,064	1,942
Net gains and interest income from marketable securities held to fund operating programs	8	—	12	10
Equity earnings (losses) from unconsolidated hospitality ventures	23	(5)	16	(6)
Interest expense	(18)	(16)	(37)	(33)
Asset impairments	(7)	(3)	(7)	(11)
Gains on sales of real estate	1	99	62	99
Other loss, net	(1)	(16)	(13)	(14)
INCOME BEFORE INCOME TAXES	121	167	201	170
PROVISION FOR INCOME TAXES	(46)	(55)	(70)	(50)
NET INCOME	75	112	131	120
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	—	(1)	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$74	$112	$130	$120

EARNINGS PER SHARE - Basic
Net income	$0.49	$0.70	$0.85	$0.75
Net income attributable to Hyatt Hotels Corporation	$0.48	$0.70	$0.84	$0.75
EARNINGS PER SHARE - Diluted
Net income	$0.49	$0.70	$0.84	$0.75
Net income attributable to Hyatt Hotels Corporation	$0.48	$0.70	$0.83	$0.75

Basic share counts	154.2	159.8	154.8	160.9
Diluted share counts	155.2	160.2	155.8	161.3
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	$231	$212	$403	$343
Equity earnings (losses) from unconsolidated hospitality ventures	23	(5)	16	(6)
Asset impairments	(7)	(3)	(7)	(11)
Gains on sales of real estate	1	99	62	99
Other loss, net	(1)	(16)	(13)	(14)
Net income attributable to noncontrolling interests	(1)	—	(1)	—
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(25)	(19)	(45)	(35)
EBITDA	$221	$268	$415	$376
Depreciation and amortization	(83)	(85)	(178)	(173)
Interest expense	(18)	(16)	(37)	(33)
Provision for income taxes	(46)	(55)	(70)	(50)
Net income attributable to Hyatt Hotels Corporation	$74	$112	$130	$120

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended June 30, 2014 and 2013
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended June 30, 2014 and 2013, respectively.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended June 30,
		2014	2013
Net income attributable to Hyatt Hotels Corporation		$74	$112
Earnings per share		$0.48	$0.70
Special items
Gain on sale of real estate held by unconsolidated hospitality venture (a)	Equity earnings (losses) from unconsolidated hospitality ventures	(20)	—
Gains on sales of real estate (b)	Gains on sales of real estate	(1)	(99)
Unconsolidated hospitality venture impairment (c)	Equity earnings (losses) from unconsolidated hospitality ventures	1	—
Transaction costs (d)	Other loss, net	3	—
Management realignment costs (e)	Other loss, net	6	—
Asset impairments (f)	Asset impairments	7	3
Gain on sale of artwork	Other loss, net	—	(29)
Charitable contribution to Hyatt Thrive Foundation (g)	Other loss, net	—	20
Debt settlement costs (h)	Other loss, net	—	35
Total special items - pre-tax		(4)	(70)
Income tax (provision) benefit for special items	Provision for income taxes	2	28
Total special items - after-tax		(2)	(42)
Special items impact per share		$(0.01)	$(0.27)
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$72	$70
Earnings per share, adjusted for special items		$0.47	$0.43
(a) Gain on sale of real estate held by unconsolidated hospitality venture - During the three months ended June 30, 2014, a joint venture in which we hold an ownership interest sold Hyatt Place Austin Downtown to a third party, for which we recognized a gain of $20 million.
(b) Gains on sales of real estate - The three months ended June 30, 2014 includes an incremental $1 million gain on the first quarter 2014 sale of nine select service properties and one full service property as a result of post closing adjustments. These hotels will remain Hyatt-branded hotels for a minimum of 25 years under long-term agreements. The three months ended June 30, 2013 represents gains on the sales of Hyatt Fisherman's Wharf and Hyatt Santa Barbara, which were sold subject to franchise agreements.
(c) Unconsolidated hospitality venture impairment - During the three months ended June 30, 2014, we recorded a $1 million impairment charge related to a hospitality venture.
(d) Transaction costs - During the three months ended June 30, 2014, we incurred $3 million in transaction costs related to the definitive agreement for the sale of Hyatt Residential Group.
(e) Management realignment costs - Represents separation, recruiting and relocation costs incurred associated with the realignment of key management positions.
(f) Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying value exceeded its fair value, and as a result, we recorded a $7 million impairment charge during the second quarter of 2014. We recorded a $3 million impairment charge during the second quarter of 2013 related to a property that was classified as held for sale at June 30, 2013.
(g) Charitable contribution to Hyatt Thrive Foundation - We committed to fund $20 million to a charitable foundation that we formed with the intent that the foundation will fund charitable activities over time.
(h) Debt settlement costs - We incurred $35 million in debt settlement costs for the redemption of our 2015 Notes and the tender of a portion of our 2019 Notes.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Six Months Ended June 30, 2014 and 2013
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the six months ended June 30, 2014 and 2013, respectively.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Six Months Ended June 30,
		2014	2013
Net income attributable to Hyatt Hotels Corporation		$130	$120
Earnings per share		$0.83	$0.75
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(62)	(99)
Gain on sale of real estate held by unconsolidated hospitality venture (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(20)	—
Gain on sale of cost method investment (c)	Other loss, net	(1)	—
Unconsolidated hospitality ventures impairments (d)	Equity earnings (losses) from unconsolidated hospitality ventures	2	—
Transaction costs (e)	Other loss, net	3	—
Management realignment costs (f)	Other loss, net	6	—
Asset impairments (g)	Asset impairments	7	11
Gain on sale of artwork	Other loss, net	—	(29)
Charitable contribution to Hyatt Thrive Foundation (h)	Other loss, net	—	20
Debt settlement costs (i)	Other loss, net	—	35
Foreign currency translation loss on sale of joint venture (j)	Equity earnings (losses) from unconsolidated hospitality ventures	—	2
Total special items - pre-tax		(65)	(60)
Income tax (provision) benefit for special items	Provision for income taxes	27	24
Total special items - after-tax		(38)	(36)
Special items impact per share		$(0.24)	$(0.23)
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$92	$84
Earnings per share, adjusted for special items		$0.59	$0.52
(a) Gains on sales of real estate - The six months ended June 30, 2014 includes gains on the sale of nine select service properties and one full service property, which will remain Hyatt-branded hotels for a minimum of 25 years under long-term agreements. The six months ended June 30, 2013 represents gains on the sales of Hyatt Fisherman's Wharf and Hyatt Santa Barbara, which were sold subject to franchise agreements.
(b) Gain on sale of real estate held by unconsolidated hospitality venture - During the six months ended June 30, 2014, a joint venture in which we hold an ownership interest sold Hyatt Place Austin Downtown to a third party, for which we recognized a gain of $20 million.
(c) Gain on sale of cost method investment - During the six months ended June 30, 2014, we sold our interest in a joint venture classified as a cost method investment and recorded a $1 million gain on sale.
(d) Unconsolidated hospitality ventures impairments - During the six months ended June 30, 2014, we recorded $2 million of impairment charges related to hospitality ventures.
(e) Transaction costs - During the six months ended June 30, 2014, we incurred $3 million in transaction costs related to the definitive agreement for the sale of Hyatt Residential Group.
(f) Management realignment costs - Represents separation, recruiting and relocation costs incurred associated with the realignment of key management positions.
(g) Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying values exceeded its fair value, and as a result, we recorded $7 million and $8 million of impairment charges during 2014 and 2013, respectively. Also during 2013, we recorded a $3 million impairment charge related to a property that was classified as held for sale at June 30, 2013.
(h) Charitable contribution to Hyatt Thrive Foundation - We committed to fund $20 million to a charitable foundation that we formed with the intent that the foundation will fund charitable activities over time.
(i) Debt settlement costs - We incurred $35 million in debt settlement costs for the redemption of our 2015 Notes and the tender of a portion of our 2019 Notes.
(j) Foreign currency translation loss on sale of joint venture - During the six months ended June 30, 2013, we had a foreign currency translation loss of $2 million as a result of the sale of our interest in a foreign joint venture.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Revenue
Owned and leased hotels	$592	$572	$20	3.5%	$1,140	$1,064	$76	7.1%
Management and franchising
Americas	92	75	17	22.7%	167	139	28	20.1%
ASPAC	20	22	(2)	(9.1)%	41	41	—	—%
EAME/SW Asia	19	28	(9)	(32.1)%	37	43	(6)	(14.0)%
Total management and franchising	131	125	6	4.8%	245	223	22	9.9%
Corporate and other	23	21	2	9.5%	44	41	3	7.3%
Other revenues from managed properties	440	403	37	9.2%	856	791	65	8.2%
Eliminations	(28)	(29)	1	3.4%	(53)	(52)	(1)	(1.9)%
Total revenues	$1,158	$1,092	$66	6.0%	$2,232	$2,067	$165	8.0%

Adjusted EBITDA
Owned and leased hotels	$132	$126	$6	4.8%	$237	$205	$32	15.6%
Pro rata share of unconsolidated hospitality ventures	25	19	6	31.6%	45	35	10	28.6%
Total owned and leased hotels	157	145	12	8.3%	282	240	42	17.5%
Americas management and franchising	79	62	17	27.4%	135	110	25	22.7%
ASPAC management and franchising	11	14	(3)	(21.4)%	22	23	(1)	(4.3)%
EAME/SW Asia management	10	20	(10)	(50.0)%	21	28	(7)	(25.0)%
Corporate and other	(26)	(29)	3	10.3%	(57)	(58)	1	1.7%
Adjusted EBITDA	$231	$212	$19	9.0%	$403	$343	$60	17.5%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended June 30,					Six Months Ended June 30,
	2014	2013	Change		Change (in constant $)	2014	2013	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)
Full service (37)
ADR	$220.58	$214.76	2.7%		1.8%	$219.47	$212.50	3.3%		2.7%
Occupancy	79.9%	78.3%	1.6%	pts		76.0%	74.0%	2.0%	pts
RevPAR	$176.23	$168.18	4.8%		3.9%	$166.80	$157.36	6.0%		5.4%

Select service (44)
ADR	$113.24	$106.71	6.1%		6.1%	$110.35	$104.04	6.1%		6.1%
Occupancy	81.3%	82.1%	(0.8)%	pts		75.1%	77.1%	(2.0)%	pts
RevPAR	$92.09	$87.57	5.2%		5.2%	$82.89	$80.23	3.3%		3.3%

Comparable owned and leased hotels (81)
ADR	$193.55	$186.96	3.5%		2.7%	$192.60	$184.72	4.3%		3.7%
Occupancy	80.2%	79.2%	1.0%	pts		75.8%	74.8%	1.0%	pts
RevPAR	$155.32	$148.15	4.8%		4.0%	$145.95	$138.19	5.6%		5.1%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service (139)
ADR	$188.85	$182.03	3.7%		4.3%	$187.30	$180.01	4.1%		4.8%
Occupancy	79.1%	77.7%	1.4%	pts		75.2%	73.4%	1.8%	pts
RevPAR	$149.47	$141.48	5.6%		6.3%	$140.83	$132.13	6.6%		7.3%

Select service (224)
ADR	$117.51	$110.40	6.4%		6.5%	$116.76	$110.25	5.9%		5.9%
Occupancy	81.2%	79.8%	1.4%	pts		77.4%	76.1%	1.3%	pts
RevPAR	$95.47	$88.09	8.4%		8.4%	$90.40	$83.92	7.7%		7.7%

ASPAC
Full service (51)
ADR	$229.92	$229.60	0.1%		1.6%	$228.53	$230.68	(0.9)%		2.1%
Occupancy	69.0%	66.7%	2.3%	pts		67.8%	65.2%	2.6%	pts
RevPAR	$158.54	$153.03	3.6%		5.1%	$154.87	$150.36	3.0%		6.2%

EAME/SW Asia
Full service (48)
ADR	$243.59	$236.96	2.8%		2.9%	$245.08	$240.66	1.8%		3.0%
Occupancy	68.0%	67.3%	0.7%	pts		66.9%	65.8%	1.1%	pts
RevPAR	$165.54	$159.43	3.8%		3.9%	$163.84	$158.41	3.4%		4.6%

Comparable systemwide hotels (462)
ADR	$181.89	$175.88	3.4%		4.0%	$181.21	$175.56	3.2%		4.3%
Occupancy	77.0%	75.5%	1.5%	pts		73.7%	72.0%	1.7%	pts
RevPAR	$139.97	$132.71	5.5%		6.1%	$133.62	$126.41	5.7%		6.8%

(a) Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended June 30,					Six Months Ended June 30,
	2014	2013	Change		Change (in constant $)	2014	2013	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels)

Park Hyatt (28)
ADR	$350.98	$347.08	1.1%		2.7%	$356.95	$357.22	(0.1)%		3.1%
Occupancy	68.7%	65.8%	2.9%	pts		68.0%	64.7%	3.3%	pts
RevPAR	$241.18	$228.26	5.7%		7.3%	$242.55	$230.95	5.0%		8.4%

Andaz (9)
ADR	$303.33	$289.69	4.7%		2.5%	$288.25	$277.08	4.0%		2.0%
Occupancy	84.9%	80.1%	4.8%	pts		79.9%	73.6%	6.3%	pts
RevPAR	$257.53	$232.03	11.0%		8.6%	$230.23	$203.80	13.0%		10.8%

Grand Hyatt (37)
ADR	$244.02	$241.98	0.8%		2.3%	$242.56	$240.43	0.9%		3.1%
Occupancy	76.8%	75.0%	1.8%	pts		75.2%	72.8%	2.4%	pts
RevPAR	$187.43	$181.39	3.3%		4.8%	$182.41	$175.05	4.2%		6.5%

Hyatt (27)
ADR	$181.07	$170.12	6.4%		6.2%	$173.39	$165.36	4.9%		4.6%
Occupancy	79.7%	76.7%	3.0%	pts		74.5%	71.6%	2.9%	pts
RevPAR	$144.24	$130.43	10.6%		10.3%	$129.19	$118.48	9.0%		8.8%

Hyatt Regency (137)
ADR	$176.36	$170.81	3.2%		3.7%	$175.58	$170.07	3.2%		4.1%
Occupancy	75.3%	74.2%	1.1%	pts		71.8%	70.5%	1.3%	pts
RevPAR	$132.72	$126.76	4.7%		5.2%	$126.11	$119.88	5.2%		6.0%

Hyatt Place (170)
ADR	$112.27	$105.59	6.3%		6.4%	$111.73	$105.37	6.0%		6.1%
Occupancy	80.1%	78.6%	1.5%	pts		76.6%	75.1%	1.5%	pts
RevPAR	$89.90	$82.98	8.3%		8.4%	$85.62	$79.10	8.2%		8.3%

Hyatt House (54)
ADR	$131.93	$123.62	6.7%		6.7%	$130.87	$123.72	5.8%		5.8%
Occupancy	84.7%	83.3%	1.4%	pts		79.7%	79.2%	0.5%	pts
RevPAR	$111.69	$102.98	8.5%		8.5%	$104.31	$97.94	6.5%		6.5%

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Fees
Base management fees	$48	$43	$5	11.6%	$89	$80	$9	11.3%
Incentive management fees	28	35	(7)	(20.0)%	55	60	(5)	(8.3)%
Franchise fees	17	12	5	41.7%	31	22	9	40.9%
Other fee revenues (a)	10	6	4	66.7%	17	9	8	88.9%
Total fees	$103	$96	$7	7.3%	$192	$171	$21	12.3%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to management agreements, of $3 million and $2 million for the three months ended June 30, 2014 and 2013, respectively and $5 million and $3 million for the six months ended June 30, 2014 and 2013, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$74	$75	$(1)	(1.3)%	$159	$152	$7	4.6%
Rabbi trust impact	6	—	6	100.0%	8	7	1	14.3%
Selling, general, and administrative expenses	$80	$75	$5	6.7%	$167	$159	$8	5.0%

(a) Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Americas management and franchising	$13	$13	$—	—%	$31	$28	$3	10.7%
ASPAC management and franchising	9	8	1	12.5%	18	17	1	5.9%
EAME/SW Asia management	9	8	1	12.5%	17	16	1	6.3%
Owned and leased hotels	3	3	—	—%	8	6	2	33.3%
Corporate and other (b)	40	43	(3)	(7.0)%	85	85	—	—%
Adjusted selling, general, and administrative expenses	$74	$75	$(1)	(1.3)%	$159	$152	$7	4.6%

(b) Corporate and other includes vacation ownership expenses of $8 million and $7 million for the three months ended June 30, 2014 and 2013, respectively and $16 million and $15 million for the six months ended June 30, 2014 and 2013, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Revenue
Comparable owned and leased hotels	$516	$501	$15	3.0%	$969	$935	$34	3.6%
Non-comparable hotels	76	71	5	7.0%	171	129	42	32.6%
Owned and leased hotels revenue	$592	$572	$20	3.5%	$1,140	$1,064	$76	7.1%

Expenses
Comparable owned and leased hotels	$378	$366	$12	3.3%	$734	$713	$21	2.9%
Non-comparable hotels	50	46	4	8.7%	108	87	21	24.1%
Rabbi trust	2	1	1	100.0%	3	4	(1)	(25.0)%
Owned and leased hotels expense	$430	$413	$17	4.1%	$845	$804	$41	5.1%

Owned and leased hotels operating margin percentage	27.4%	27.8%		(0.4)%	25.9%	24.4%		1.5%

Comparable owned and leased hotels operating margin percentage	26.7%	26.9%		(0.2)%	24.3%	23.7%		0.6%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Hyatt Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotels revenue. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$6	$—	$6	100.0%	$8	$7	$1	14.3%
Rabbi trust impact allocated to owned and leased hotels expense	2	1	1	100.0%	3	4	(1)	(25.0)%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenue	—	(1)	1	100.0%	1	(1)	2	200.0%
Net gains and interest income from marketable securities held to fund operating programs	$8	$—	$8	100.0%	$12	$10	$2	20.0%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Capital Expenditures
Maintenance	$24	$17	$38	$31
Enhancements to existing properties	16	16	32	36
Investment in new properties	30	16	41	25
Total	$70	$49	$111	$92

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Investment Spending	2014	2013	2014	2013
Acquisitions, net of cash acquired	$191	$—	$191	$85
Investments (equity, debt and other)	58	37	83	73
Total	$249	$37	$274	$158

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	June 30, 2014		March 31, 2014		December 31, 2013		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	26	15,429	26	15,428	27	15,498	—	1	(1)	(69)
Other Americas	4	2,102	4	2,102	4	2,102	—	—	—	—
ASPAC	1	601	1	601	1	601	—	—	—	—
EAME/SW Asia	10	2,256	10	2,256	11	2,438	—	—	(1)	(182)
Select service hotels
United States	45	5,910	45	5,910	54	7,400	—	—	(9)	(1,490)
EAME/SW Asia	1	330	1	330	—	—	—	—	1	330
Total owned and leased hotels	87	26,628	87	26,627	97	28,039	—	1	(10)	(1,411)

(a) Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	June 30, 2014		March 31, 2014		December 31, 2013		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	101	55,402	101	55,371	101	55,368	—	31	—	34
Other Americas managed	15	5,660	16	5,955	16	5,953	(1)	(295)	(1)	(293)
Franchised	33	10,183	33	10,197	33	10,190	—	(14)	—	(7)
Subtotal	149	71,245	150	71,523	150	71,511	(1)	(278)	(1)	(266)

Select service hotels
United States managed	97	13,083	96	12,979	96	12,979	1	104	1	104
Other Americas managed	2	277	3	381	2	277	(1)	(104)	—	—
Franchised	157	21,309	153	20,665	150	20,263	4	644	7	1,046
Subtotal	256	34,669	252	34,025	248	33,519	4	644	8	1,150

ASPAC
Full service hotels
ASPAC managed	60	22,040	58	21,587	57	21,429	2	453	3	611
ASPAC franchised	2	988	2	988	2	988	—	—	—	—
Subtotal	62	23,028	60	22,575	59	22,417	2	453	3	611

Select service hotels
ASPAC managed	1	144	—	—	—	—	1	144	1	144
Subtotal	1	144	—	—	—	—	1	144	1	144

EAME/SW Asia
Full service hotels
EAME managed	35	9,052	34	8,909	36	9,337	1	143	(1)	(285)
SW Asia managed	28	7,678	28	7,678	26	7,405	—	—	2	273
Subtotal	63	16,730	62	16,587	62	16,742	1	143	1	(12)

Select service hotels
EAME managed	2	425	2	425	1	95	—	—	1	330
SW Asia managed	2	325	1	115	1	115	1	210	1	210
Subtotal	4	750	3	540	2	210	1	210	2	540

Total managed and franchised hotels	535	146,566	527	145,250	521	144,399	8	1,316	14	2,167

All Inclusive	2	926	2	925	2	925	—	1	—	1
Vacation ownership	15	963	15	963	15	963	—	—	—	—
Residential	11	1,185	10	1,101	10	1,101	1	84	1	84

Total properties and rooms/units	563	149,640	554	148,239	548	147,388	9	1,401	15	2,252

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	June 30, 2014		March 31, 2014		December 31, 2013		QTD Change		YTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	33	6,516	32	6,374	33	6,535	1	142	—	(19)
Andaz	12	2,433	11	2,269	11	2,269	1	164	1	164
Hyatt	39	8,713	39	8,727	38	8,609	—	(14)	1	104
Grand Hyatt	40	22,270	40	22,248	40	22,262	—	22	—	8
Hyatt Regency	150	71,071	150	71,067	149	70,995	—	4	1	76
Hyatt Place	203	27,408	197	26,411	192	25,575	6	997	11	1,833
Hyatt House	58	8,155	58	8,154	58	8,154	—	1	—	1
Hyatt Ziva	1	619	1	619	1	619	—	—	—	—
Hyatt Zilara	1	307	1	306	1	306	—	1	—	1
Vacation Ownership and Residential	26	2,148	25	2,064	25	2,064	1	84	1	84
Total	563	149,640	554	148,239	548	147,388	9	1,401	15	2,252

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA (a)
For the Three Months Ended June 30, 2014
(in millions)

	Rooms	Transaction / Opening Date	2Q14 Adjusted EBITDA Impact

Dispositions (b)

Hyatt Fisherman's Wharf	313	2Q13
Hyatt Santa Barbara	195	2Q13
Hyatt Regency Denver Tech Center	451	3Q13
Andaz Savannah	151	3Q13
Andaz Napa	141	3Q13
Hyatt Regency Santa Clara	501	3Q13
Hyatt Key West Resort and Spa	118	4Q13
10 Hyatt House, Hyatt Place and Hyatt Hotels	1,560	1Q14

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Adjusted EBITDA			$(17)

Acquisitions or Openings (c)

Hyatt Regency Orlando	1,641	4Q13
Grand Hyatt San Antonio	1,003	4Q13
Hyatt Place Omaha Downtown Old Market	159	4Q13
Hyatt Place Amsterdam Airport	330	1Q14

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$20

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$3

(a) Excludes pro rata share of unconsolidated hospitality ventures.
(b) Reflects 2013 Adjusted EBITDA for recently completed dispositions.
(c) Reflects 2014 Adjusted EBITDA for recently completed acquisitions or openings.